Exhibit 99.1

Palomar Holdings, Inc. Reports Second Quarter 2020 Results

La Jolla, CA, August 4, 2020 – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or the “Company”) reported net income of $12.0 million, or $0.48 per diluted share, for the second quarter of 2020 compared to a net income of $6.7 million, or $0.30 per diluted share, for the second quarter of 2019. Adjusted net income(1) was $13.0 million, or $0.52 per diluted share, an increase of 63.0% for the second quarter of 2020 as compared to $8.0 million, or $0.36 per diluted share, for the second quarter of 2019.

Second Quarter 2020 Highlights

●	Gross written premiums increased by 43.6% to $83.8 million compared to $58.3 million in the second quarter of 2019
●	Net income increased by 79.3% to $12.0 million, or $0.48 per diluted share, compared to a net income of $6.7 million, or $0.30 per diluted share, in the second quarter of 2019
●	Adjusted net income(1) increased by 63.0% to $13.0 million, or $0.52 per diluted share, compared to $8.0 million, or $0.36 per diluted share, in the second quarter of 2019
●	Total loss ratio of 10.1% compared to 2.8% in the second quarter of 2019
●	Combined ratio of 68.4% compared to 69.2% in the second quarter of 2019
●	Adjusted combined ratio(1) of 65.1%, compared to 63.8% in the second quarter of 2019
●	Annualized return on equity of 15.1%, compared to 17.8% in the second quarter of 2019
●	Annualized adjusted return on equity(1) of 16.4%, compared to 21.2% in the second quarter of 2019

(1)	See discussion of “Non-GAAP and Key Performance Indicators” below.

Mac Armstrong, Chairman and Chief Executive Officer, commented, “The second quarter found Palomar continuing to operate capably in a difficult environment. While the COVID -19 pandemic and civil unrest challenged our nation, we navigated and will continue to navigate through these uncharted waters by focusing on Palomar’s founding principles, which compel us to help build and restore challenged and damaged areas of our country. That mantra along with our Company’s values and culture will allow us to ably face today’s challenges and moreover make a meaningful and lasting impact. A hallmark of our success has been our ability to not only embrace change but also to anticipate it. This mentality is ingrained in our people and our operations and it will ensure that we remain focused on delivering innovative products that meet the needs of our customers.”

Mr. Armstrong continued, “Our ability to execute in this tumultuous environment is seen in our second quarter 2020 results. We delivered year-over-year gross written premium growth of 43.6% and year-over-year adjusted net income growth of 63.0%. We also successfully completed our June 1st reinsurance placement procuring an incremental $200 million of limit to support future growth. Lastly, we announced the formation of Palomar Excess and Surplus Insurance Company (“Palomar E&S”), our newly established surplus lines insurance company. Palomar E&S presents a natural and exciting progression in our Company’s evolution as we extend our specialty property franchise to the surplus lines insurance market. We capitalized Palomar E&S with approximately $100 million in surplus including proceeds from a primary share issuance in June. We expect to begin writing business during the third quarter.”

Underwriting Results

Gross written premiums increased 43.6% to $83.8 million compared to $58.3 million in the second quarter of 2019, while net earned premiums increased 69.4% compared to the prior year’s second quarter. Losses and loss adjustment expenses for the second quarter were $4.0 million, which resulted in a 10.1% loss ratio. Loss activity during the second quarter was primarily attributable to attritional losses in the Company’s commercial all risk and specialty homeowners lines. The second quarter results include $0.1 million of unfavorable prior year development. Underwriting income(1) was $12.4 million resulting in a combined ratio of 68.4% compared to underwriting income of $7.2 million and a combined ratio of 69.2% during the same period last year. The second quarter of 2020 combined ratio includes certain expenses related to the Company’s stock offerings, stock-based compensation, and expenses associated with a catastrophe bond. The second quarter of 2019 combined ratio includes certain expenses related to the Company’s initial public offering (IPO) and tax restructuring, stock-based compensation, and expenses associated with the retirement of debt. Excluding those items, the Company’s adjusted combined ratio(1) was 65.1% in the second quarter compared 63.8% in the same period in 2019. The Company’s adjusted net income(1) increased by 63.0% to $13.0 million in the second quarter compared to $8.0 million in last year’s second quarter.

Investment Results

Net investment income increased by 42.5% to $2.1 million compared to $1.5 million in the prior year’s second quarter. The year-over-year increase was primarily due to a higher average balance of investments held during the three months ended June 30, 2020 due primarily to proceeds from the Company’s April 2019 IPO, investing of cash generated from operations, and proceeds from the Company’s January 2020 secondary offering. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "A1/A+." The Company’s fixed income investment portfolio had a book yield of 2.83% as of June 30, 2020. Cash and invested assets totaled $430.4 million at June 30, 2020. During the second quarter, the Company recognized realized and unrealized gains of $0.8 million related to its investment portfolio compared to $0.5 million in last year’s second quarter.

Tax Rate

The effective tax rate for the three months ended June 30, 2020 was 21.5% compared to 21.1% for the three months ended June 30, 2019.

Stockholders’ Equity and Returns

Stockholders' equity was $375.2 million at June 30, 2020, compared to $218.6 million at December 31, 2019. For the three months ended June 30, 2020, the Company’s annualized return on equity was 15.1% compared to 17.8% for the same period last year and annualized adjusted return on equity(1) was 16.4% compared to 21.2% for the same period last year. The change in return on equity reflects a significant increase in the Company’s stockholders’ equity, primarily due to the addition of $213.1 million in capital raised in multiple stock offerings which have taken place since April 2019.

Full Year 2020 Outlook

For the full year 2020, the Company affirms prior guidance of adjusted net income of $50.5 to $53.0 million, equating to a growth rate of 33% to 40% compared to the full year 2019.

Conference Call

As previously announced, Palomar will host a conference call August 5, 2020, to discuss its second quarter 2020 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar Second Quarter 2020 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13706037. The telephonic replay will be available until 11:59 pm (Eastern Time) on August 12, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/. The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

Non-GAAP and Key Performance Indicators

Palomar discusses certain key financial and operating metrics, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments and interest expense. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events. competitive conditions, and the impact of COVID-19 and related economic conditions, including the Company's assessment of the vulnerability of certain categories of investments to the economic disruptions associated with COVID-19 and legislative or regulatory developments affecting the insurance industry. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations

1-619-771-1743

investors@palomarspecialty.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended June 30, 2020 and 2019:

	Three months ended
	June 30,			Percent
	2020	2019	Change	Change

	($ in thousands, except per share data)
Revenue:
Gross written premiums	$83,807	58,346	$25,461	43.6%
Ceded written premiums	(30,198)	(24,632)	(5,566)	22.6%
Net written premiums	53,609	33,714	19,895	59.0%
Net earned premiums	39,320	23,208	16,112	69.4%
Commission and other income	937	721	216	30.0%
Total underwriting revenue (1)	40,257	23,929	16,328	68.2%
Losses and loss adjustment expenses	3,978	643	3,335	518.7%
Acquisition expenses	14,886	8,971	5,915	65.9%
Other underwriting expenses	8,976	7,165	1,811	25.3%
Underwriting income (1)	12,417	7,150	5,267	73.7%
Interest expense	—	(639)	639	(100.0)%
Net investment income	2,114	1,483	631	42.5%
Net realized and unrealized gains on investments	778	493	285	57.8%
Income before income taxes	15,309	8,487	6,822	80.4%
Income tax expense	3,297	1,789	1,508	84.3%
Net income	$12,012	$6,698	$5,314	79.3%
Adjustments:
Expenses associated with stock offerings and tax restructuring	456	50	406	NM
Stock-based compensation expense	464	306	158	NM
Expenses associated with retirement of debt	—	1,297	(1,297)	NM
Expenses associated with catastrophe bond	399	—	399	NM
Tax impact	(284)	(349)	65	NM
Adjusted net income (1)	$13,047	$8,002	$5,045	63.0%
Key Financial and Operating Metrics
Annualized return on equity	15.1%	17.8%
Annualized adjusted return on equity (1)	16.4%	21.2%
Loss ratio	10.1%	2.8%
Expense ratio	58.3%	66.4%
Combined ratio	68.4%	69.2%
Adjusted combined ratio (1)	65.1%	63.8%
Diluted earnings per share	$0.48	$0.30
Diluted adjusted earnings per share (1)	$0.52	$0.36
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

The following table summarizes the Company’s results for the six months ended June 30, 2020 and 2019:

	Six months ended
	June 30,			Percent
	2020	2019	Change	Change

	($ in thousands, except per share data)
Revenue:
Gross written premiums	$155,301	$112,377	$42,924	38.2%
Ceded written premiums	(59,693)	(50,737)	(8,956)	17.7%
Net written premiums	95,608	61,640	33,968	55.1%
Net earned premiums	74,126	41,559	32,567	78.4%
Commission and other income	1,675	1,306	369	28.3%
Total underwriting revenue (1)	75,801	42,865	32,936	76.8%
Losses and loss adjustment expenses	5,841	959	4,882	509.1%
Acquisition expenses	27,933	15,946	11,987	75.2%
Other underwriting expenses	16,928	36,017	(19,089)	(53.0)%
Underwriting income (loss) (1)	25,099	(10,057)	35,156	(349.6)%
Interest expense	—	(1,068)	1,068	(100.0)%
Net investment income	4,148	2,443	1,705	69.8%
Net realized and unrealized gains on investments	1,219	2,904	(1,685)	(58.0)%
Income before income taxes	30,466	(5,778)	36,244	(627.3)%
Income tax expense	6,681	1,934	4,747	245.4%
Net income (loss)	$23,785	$(7,712)	$31,497	(408.4)%
Adjustments:
Expenses associated with stock offerings and tax restructuring	708	408	300	NM
Stock-based compensation expense	907	23,267	(22,360)	NM
Expenses associated with retirement of debt	—	1,297	(1,297)	NM
Expenses associated with catastrophe bond	399	—	399	NM
Tax impact	(433)	(424)	(9)	NM
Adjusted net income (1)	$25,366	$16,836	$8,530	50.7%
Key Financial and Operating Metrics
Annualized return on equity	16.0%	(10.4)%
Annualized adjusted return on equity (1)	17.1%	22.8%
Loss ratio	7.9%	2.3%
Expense ratio	58.3%	121.9%
Combined ratio	66.1%	124.2%
Adjusted combined ratio (1)	63.4%	65.1%
Diluted earnings per share	$0.95	$(0.40)
Diluted adjusted earnings per share (1)	$1.02	$0.86
NM- not meaningful

(1)- Indicates Non-GAAP financial measure- see above for definition of Non-GAAP financial measures and see below for reconciliation of Non-GAAP financial measures to their most directly comparable measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $270,852 in 2020; $211,278 in 2019)	$282,855	$217,151
Equity securities, at fair value (cost: $35,577 in 2020; $21,336 in 2019)	37,649	22,328
Total investments	320,504	239,479
Cash and cash equivalents	109,323	33,119
Restricted cash	619	230
Accrued investment income	2,014	1,386
Premium receivable	44,626	36,237
Deferred policy acquisition costs	30,135	25,201
Reinsurance recoverable on unpaid losses and loss adjustment expenses	17,129	12,952
Reinsurance recoverable on paid losses and loss adjustment expenses	7,549	4,303
Ceded unearned premiums	24,298	26,105
Prepaid expenses and other assets	26,318	14,861
Property and equipment, net	791	845
Intangible assets	744	744
Total assets	$584,050	$395,462
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$10,469	$13,555
Reserve for losses and loss adjustment expenses	24,216	16,821
Unearned premiums	150,048	130,373
Ceded premium payable	10,575	11,383
Funds held under reinsurance treaty	2,420	1,658
Income and excise taxes payable	6,620	1,117
Deferred tax liabilities, net	4,459	1,999
Total liabilities	208,807	176,906
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively, 0 shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,468,321 and 23,468,750 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	308,071	180,012
Accumulated other comprehensive income	9,529	4,686
Retained earnings	57,641	33,856
Total stockholders' equity	375,243	218,556
Total liabilities and stockholders' equity	$584,050	$395,462

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Gross written premiums	$83,807	$58,346	$155,301	$112,377
Ceded written premiums	(30,198)	(24,632)	(59,693)	(50,737)
Net written premiums	53,609	33,714	95,608	61,640
Change in unearned premiums	(14,289)	(10,506)	(21,482)	(20,081)
Net earned premiums	39,320	23,208	74,126	41,559
Net investment income	2,114	1,483	4,148	2,443
Net realized and unrealized gains on investments	778	493	1,219	2,904
Commission and other income	937	721	1,675	1,306
Total revenues	43,149	25,905	81,168	48,212
Expenses:
Losses and loss adjustment expenses	3,978	643	5,841	959
Acquisition expenses	14,886	8,971	27,933	15,946
Other underwriting expenses (includes stock-based compensation of $464 and $306 for the three months ended June 30, 2020 and 2019, respectively and $907 and $23,267 for the six months ended June 30, 2020 and 2019, respectively)	8,976	7,165	16,928	36,017
Interest expense	—	639	—	1,068
Total expenses	27,840	17,418	50,702	53,990
Income (loss) before income taxes	15,309	8,487	30,466	(5,778)
Income tax expense	3,297	1,789	6,681	1,934
Net income (loss)	12,012	6,698	23,785	(7,712)
Other comprehensive income, net:
Net unrealized gains on securities available for sale for the three and six months ended June 30, 2020 and 2019, respectively	10,676	3,298	4,843	5,485
Net comprehensive income (loss)	$22,688	$9,996	$28,628	$(2,227)
Per Share Data:
Basic earnings per share	$0.49	$0.30	$0.98	$(0.40)
Diluted earnings per share	$0.48	$0.30	$0.95	$(0.40)

Weighted-average common shares outstanding:
Basic	24,343,425	21,975,962	24,231,344	19,501,727
Diluted	25,057,029	22,105,009	24,922,630	19,501,727

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
Product
Residential Earthquake	$34,240	40.9%	$29,987	51.4%	$62,996	40.6%	$59,294	52.8%
Commercial All Risk	14,841	17.7%	7,288	12.5%	27,297	17.6%	14,852	13.2%
Commercial Earthquake	11,818	14.1%	8,085	13.8%	22,666	14.6%	14,618	13.0%
Specialty Homeowners	11,568	13.8%	8,646	14.8%	21,413	13.8%	16,426	14.6%
Inland Marine	3,451	4.1%	229	0.4%	5,341	3.4%	229	0.2%
Hawaii Hurricane	3,242	3.9%	2,675	4.6%	5,937	3.8%	4,750	4.2%
Residential Flood	2,032	2.4%	1,271	2.2%	3,558	2.3%	2,043	1.8%
Other	2,615	3.1%	165	0.3%	6,093	3.9%	165	0.2%
Total Gross Written Premiums	$83,807	100.0%	$58,346	100.0%	$155,301	100.0%	$112,377	100.0%

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019

	($ in thousands)				($ in thousands)
		% of		% of		% of		% of
	Amount	GWP	Amount	GWP	Amount	GWP	Amount	GWP
State
California	$38,420	45.9%	$32,306	55.4%	$71,172	45.8%	$62,754	55.8%
Texas	18,796	22.4%	11,000	18.8%	34,587	22.3%	21,439	19.1%
Hawaii	3,840	4.6%	2,921	5.0%	6,892	4.5%	5,013	4.5%
Washington	3,055	3.7%	1,926	3.3%	5,661	3.6%	3,520	3.1%
South Carolina	2,704	3.2%	1,686	2.9%	5,114	3.3%	3,355	3.0%
North Carolina	2,609	3.1%	947	1.6%	4,293	2.8%	1,687	1.5%
Oregon	2,289	2.7%	1,671	2.9%	4,386	2.8%	3,126	2.8%
Mississippi	2,034	2.4%	1,222	2.1%	3,455	2.2%	2,068	1.8%
Other	10,060	12.0%	4,667	8.0%	19,741	12.7%	9,415	8.4%
Total Gross Written Premiums	$83,807	100.0%	$58,346	100.0%	$155,301	100.0%	$112,377	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change

	($ in thousands)				($ in thousands)
Gross earned premiums	$70,864	$47,208	$23,656	50.1%	$135,838	$88,102	$47,736	54.2%
Ceded earned premiums	(31,544)	(24,000)	(7,544)	31.4%	(61,712)	(46,543)	(15,169)	32.6%
Net earned premiums	$39,320	$23,208	$16,112	69.4%	$74,126	$41,559	$32,567	78.4%

Net earned premium ratio	55.5%	49.2%			54.6%	47.2%

Reconciliation of Non-GAAP Financial Measures

For the three and six months ended March 31, 2020 and 2019, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Total revenue	$43,149	$25,905	$81,168	$48,212
Net investment income	(2,114)	(1,483)	(4,148)	(2,443)
Net realized and unrealized gains on investments	(778)	(493)	(1,219)	(2,904)
Underwriting revenue	$40,257	$23,929	$75,801	$42,865

Underwriting income (loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Income (loss) before income taxes	$15,309	$8,487	$30,466	$(5,778)
Net investment income	(2,114)	(1,483)	(4,148)	(2,443)
Net realized and unrealized gains on investments	(778)	(493)	(1,219)	(2,904)
Interest expense	—	639	—	1,068
Underwriting income (loss)	$12,417	$7,150	$25,099	$(10,057)

Adjusted net income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(in thousands)		(in thousands)
Net income (loss)	$12,012	$6,698	$23,785	$(7,712)
Adjustments:
Expenses associated with stock offerings and tax restructuring	456	50	708	408
Stock-based compensation expense	464	306	907	23,267
Expenses associated with retirement of debt	—	1,297	—	1,297
Expenses associated with catastrophe bond	399	—	399	—
Tax impact	(284)	(349)	(433)	(424)
Adjusted net income	$13,047	$8,002	$25,366	$16,836

Annualized adjusted return on equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)

Annualized adjusted net income	$52,188	$32,008	$50,732	$33,672
Average stockholders' equity	$318,032	$150,773	$296,900	$147,964
Annualized adjusted return on equity	16.4%	21.2%	17.1%	22.8%

Adjusted combined ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	($ in thousands)		($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$26,903	$16,058	$49,027	$51,616
Denominator: Net earned premiums	$39,320	$23,208	$74,126	$41,559
Combined ratio	68.4%	69.2%	66.1%	124.2%
Adjustments to numerator:
Expenses associated with stock offerings and tax restructuring	$(456)	$(50)	$(708)	$(408)
Stock-based compensation expense	(464)	(306)	(907)	(23,267)
Portion of expenses associated with retirement of debt classified as other underwriting expenses	—	(897)	—	(897)
Expenses associated with catastrophe bond	(399)	—	(399)	—
Adjusted combined ratio	65.1%	63.8%	63.4%	65.1%

Diluted adjusted earnings per share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(in thousands, except per share data)		(in thousands, except per share data)

Adjusted net income	$13,047	$8,002	$25,366	$16,836
Weighted-average common shares outstanding, diluted	$25,057,029	22,105,009	24,922,630	19,501,727
Diluted adjusted earnings per share	$0.52	$0.36	$1.02	$0.86

Tangible Stockholders’ equity

	June 30,	December 31,
	2020	2019

	(in thousands)
Stockholders' equity	$375,243	$218,556
Intangible assets	(744)	(744)
Tangible stockholders' equity	$374,499	$217,812